Exhibit 99.1

Armored AutoGroup Inc. (“Armored AutoGroup” or the “Company”) today announced 2013 fourth quarter and year end financial results.  The Company generated net sales of $290.0 million for the year ended December 31, 2013 compared to net sales of $306.5 million for the  year ended December 31, 2012.  Net sales in the Company’s North American market decreased on a year-over-year basis by $17.3 million (7 percent) to $215.2 million for the year ended December 31, 2013.  Net sales in the Company’s international markets increased 1%  to $74.8 million for the  year ended December 31, 2013.  The Company experienced a net loss of $13.4 million for the year ended December 31, 2013.  For the year ended December 31, 2012, the Company’s net loss was $45.8 million.   The Company generated Adjusted EBITDA of $75.5 million for the year ended December 31, 2013 compared to Adjusted EBITDA of $83.6 million for the comparable period in 2012.  The decrease in year over year Adjusted EBITDA is principally due to lower volume.

Armored AutoGroup has provided a reconciliation of net earnings (loss) to EBITDA and Adjusted EBITDA in the accompanying EBITDA and Adjusted EBITDA Reconciliation.

For the quarter ended December 31, 2013, the Company generated net sales of $64.5 million compared to net sales of $69.0 million  for the comparable prior year period, a decrease of 7%.  Adjusted EBITDA increased slightly from $16.6 million for the  quarter ended December 31, 2012 to $16.7 million in the quarter ended December 31, 2013 due to lower advertising spend partially offset by lower sales volume.

ABOUT ARMORED AUTOGROUP

Armored AutoGroup Inc., headquartered in Danbury, CT, is primarily comprised of the Armor All® and STP® brands. The current product line of Armor All protectants, wipes, tire and wheel care products, glass cleaners, air freshners, leather care products and washes is designed to clean, shine, refresh and protect interior and exterior automobile surfaces. The offering of STP oil and fuel additives, functional fluids and automotive appearance products has a broad customer base ranging from professional racers to car enthusiasts and ‘‘Do-it-Yourselfers’’. The Company has a diversified geographic footprint with direct operations in the United States, Canada, Australia, Mexico,  China and the U.K. and distributor relationships in approximately 50 countries.  For more information, please visit www.armorall.com and www.stp.com.

On November 5, 2010, affiliates of Avista Capital Holdings, L.P. (‘‘Avista’’) acquired certain equity interests, assets and liabilities of The Clorox Company’s (‘‘Clorox’’) Auto-Care Products Business, excluding the Prestone and YPF licensed brands, that operated through various Clorox wholly-owned or controlled legal entities throughout the world pursuant to the terms of a Purchase and Sale Agreement, dated September 21, 2010 (the ‘‘Acquisition’’). After completion of the Acquisition, the Company was renamed the’’Armored AutoGroup.” Armored AutoGroup Parent, Inc. (‘‘AAG Parent’’ or ‘‘Parent’’) indirectly owns all of our issued and outstanding capital stock through its direct subsidiary and our direct parent, Armored AutoGroup Intermediate Inc.

SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995

The information herein may contain forward-looking statements including, without limitation, statements concerning our operations, our economic performance and financial condition.  Forward-looking statements are not historical facts, but only predictions and generally can be identified by use of statements that include such words as “may”, “might”, “will”, “should”, “estimate”, “project”, “plan”, “anticipate”, “expect”, “intend”, “outlook”, “believe” and other similar expressions that are intended to identify forward-looking statements and information.  These forward-looking statements are based on estimates and assumptions by our management that, although we believe to be reasonable, are inherently uncertain and subject to a number of risks and uncertainties. These risks and uncertainties include, without limitation, those identified under “Risk Factors” in our Form 10-K Annual Report dated March 19, 2014.

The following list represents some, but not necessarily all, of the factors that could cause actual results to differ from historical results or those anticipated or predicted by these forward-looking statements:  our inability to implement our business strategy in a timely and effective manner; global market and economic conditions; competition from other companies; the loss of significant customers or customer relations; our reliance on complex information systems; the cost of capital expenditures required for our businesses; levels of customers’ advertising and marketing spending, which may be impacted by economic factors and general market conditions; developments in technology and related changes in consumer behavior;  fluctuations in raw material prices; our substantial indebtedness and our ability to service our debt;  fluctuations in currency exchange rates; unfavorable political conditions in international markets and risks relating to concentrations in international operations; our reliance on a limited number of suppliers; the seasonality of our business ; the reliance of our businesses on limited production facilities; labor disturbances; environmental obligations and liabilities; an adverse outcome of pending or threatened litigation; the enforcement of intellectual property rights and the impact of changes in applicable law and regulations.

We caution you that the foregoing list of important factors is not exclusive.  In addition, in light of these risks and uncertainties, the matters referred to in the forward-looking statements may not in fact occur.  Forward-looking statements speak only as of the date they are made, and we undertake no obligation to update publicly or revise any of them in light of new information, future events or otherwise, except as required by law.  Comparison of results for current and prior periods are not intended to express any future trends or indications of future performance, unless expressed as such, and should only be viewed as historical data.

The following information contains financial measures other than in accordance with generally accepted accounting principles and should not be considered in isolation from or as a substitute for the Company’s historical consolidated financial statements.  The Company presents this information because management uses it to monitor and evaluate the Company’s ongoing operating results and trends, and the covenants in its debt agreements are tied to these measures.  The Company believes this information provides investors with an understanding of the Company’s operating performance over comparative periods.

Armored AutoGroup Inc.

BALANCE SHEETS

(In thousands, except share and per share amounts)

	December 31,	December 31,
	2013	2012
ASSETS
Current assets:
Cash	$21,253	$4,206
Accounts receivable	62,210	69,602
Inventories	34,043	42,444
Other current assets	9,790	12,891
Total current assets	127,296	129,143

Property, plant and equipment	28,936	31,473
Goodwill	358,826	362,216
Intangible assets	313,470	352,905
Deferred financing costs and other assets	3,719	5,020
Total assets	$832,247	$880,757

LIABILITIES AND SHAREHOLDER’S EQUITY
Current liabilities:
Accounts payable	8,128	13,158
Accrued expenses and other current liabilities	23,455	28,571
Due to Parent	745	795
Due to Clorox	91	137
Current portion of long-term debt	71	279
Total current liabilities	32,490	42,940

Long-term debt	553,511	553,581
Other liability	2,500	2,500
Deferred income taxes	89,610	105,131
Total liabilities	678,111	704,152

Shareholder’s Equity:
Additional paid-in capital	261,040	260,750
Accumulated deficit	(98,955)	(85,585)
Accumulated other comprehensive loss	(7,949)	1,440
Total shareholder’s equity	154,136	176,605
Total liabilities and shareholder’s equity	$832,247	$880,757

Armored AutoGroup Inc.

STATEMENTS OF RESULTS OF OPERATIONS

(In thousands)

	Twelve months ended December 31,
	2013	2012

Net sales	$289,956	$306,468
Cost of products sold	158,049	167,570

Gross profit	131,907	138,898

Operating expenses:
Selling and administrative expenses	40,694	48,306
Advertising costs	27,787	31,072
Research and development costs	2,474	2,211
Amortization of acquired intangible assets	36,788	36,701
Goodwill impairment	—	24,117
Total operating expenses	107,743	142,407
Operating profit	24,164	(3,509)
Non-operating expenses (income):
Interest expense	48,024	48,887
Other expense (income), net	285	445

Loss before benefit for income taxes	(24,145)	(52,841)
Benefit for income taxes	(10,775)	(7,040)
Net loss	$(13,370)	$(45,801)

Armored AutoGroup Inc.

STATEMENTS OF CASH FLOWS

(In thousands)

	Twelve months ended December 31,
	2013	2012
Cash flows from operating activities:
Net loss	$(13,370)	$(45,801)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	47,846	46,813
Goodwill impairment	—	24,117
Share-based compensation	290	266
Deferred income taxes	(14,783)	(10,612)
Other	63	157
Cash effect of changes in:
Accounts receivable	8,955	(15,302)
Inventories	9,276	(5,194)
Income taxes	1,215	(4,436)
Other current assets	781	(753)
Book overdraft	—	(1,987)
Accounts payable and accrued liabilities	(10,622)	10,509
Due Clorox	(46)	11,864
Other	(1,338)	603
Net cash provided by (used in) operating activities	28,267	10,244

Cash flows from investing activities:
Capital expenditures	(4,305)	(7,698)
Acquistion, net	(3,084)	—
Net cash used in investing activities	(7,389)	(7,698)
Cash flows from financing activities:
Borrowings under revolver	23,000	64,001
Payments on revolver	(23,000)	(64,001)
Principle payments on term loan and other	(3,611)	(3,000)
Payment on advance from Parent	(50)	—
Deferred financing costs	—	(350)
Net cash used in financing activities	(3,661)	(3,350)

Effect of exchange rate changes on cash	(170)	75
Net increase (decrease) in cash	17,047	(729)
Cash at beginning of period	4,206	4,935
Cash at end of period	$21,253	$4,206

Supplemental cash flow disclosures:
Cash paid for interest	$43,878	$45,314
Cash paid for income taxes	$4,099	$8,207

ARMORED AUTOGROUP INC.

EBITDA AND ADJUSTED EBITDA RECONCILIATION

($ in thousands)	2013	2012
Net earnings (loss)	$(13,370)	$(45,801)
Interest expense	48,024	48,887
Provision (benefit) for income taxes	(10,775)	(7,040)
Franchise Tax	1,179	364
Depreciation and amortization expense	43,932	67,172
EBITDA	68,990	63,582
Share based compensation (1)	290	261
Loss from Unrestricted Subsidiary	1,431	343
Transition Services Agreement (2)	—	820
Total acquisition related charges (3)	3,093	13,184
Workforce retention and other transitional charges (4)	299	658
Sponsor monitoring fees (5)	1,044	1,101
Non-cash write-off of assets (6)	355	—
Enterprise Resource Planning implementation (7)	—	3,661
Aggregate Adjustments to EBITDA	6,512	20,028
Adjusted EBITDA	$75,502	$83,609

EBITDA is defined as net earnings before interest expense (net), income taxes, depreciation and amortization including goodwill impairment, and is used by management to measure operating performance of the business. ‘‘Adjusted EBITDA’’ is calculated by adding to or subtracting from EBITDA items of expense and income as described below. Of the aggregate adjustments to EBITDA of $6,512 in the year-ended December 31, 2013, $1,187 reduced the Company’s gross profit and $5,325 million was included in Selling and Administrative Expenses.  We also use EBITDA and Adjusted EBITDA as a measure to calculate certain incentive-based compensation and certain financial covenants related to our Credit Facility and as a factor in our tangible and intangible asset impairment test. EBITDA and Adjusted EBITDA are supplemental measures of our performance and our ability to service indebtedness that are not required by, or presented in accordance with, GAAP. EBITDA and Adjusted EBITDA are not measurements of our financial performance under GAAP and should not be considered as alternatives to net earnings or other performance measures derived in accordance with GAAP, or as alternatives to cash flow from operating activities as measures of our liquidity. In addition, our measurements of EBITDA and Adjusted EBITDA may not be comparable to similarly titled measures of other companies.

(1)                                 Non-cash compensation expenses include share-based compensation expense related to options granted under the Company’s 2010 Stock Option Plan.

(2)                                 In conjunction with the Acquisition agreement, the Company entered into a shared services agreement (“Transition Services Agreement” or “TSA”) with Clorox whereby Clorox provides certain services, equipment and office space to the Company. Reflects costs incurred under the Transition Services Agreement with Clorox.

(3)                                 Reflects an adjustment for acquisition-related charges, the incremental cost of transitioning to a stand-alone basis and proforma cost savings.

(4)                                 Reflects one-time retention charges and other one-time compensation costs.

(5)                                 Amounts related to a monitoring agreement with Avista Capital Holdings, L.P..

(6)                                 Reflects amounts for non-cash write-off of certain machinery and equipment.

(7)                                 Reflects one-time non-capitalizable costs related to the implementation of our new Enterprise Resource Planning software